Exhibit 10

March 18, 2002

Philip A. Odeen
1209 Crest Lane
McLean, VA 22101

Dear Phil:

This letter confirms our agreement that you shall be entitled to defer all or a portion of the compensation payable to you by TRW Inc. (“TRW” or the “Company”) pursuant to the Consulting Agreement between you and the Company dated February 28, 2002, in accordance with the terms of this letter and the Elective Deferral Election Form attached hereto as Exhibit 1.

No deferral shall occur unless you have delivered a signed Elective Deferral Election Form, which shall be irrevocable.

The administration of your account with respect to the deferred compensation and the valuation and payment of your deferred amounts shall be conducted on a basis consistent with the TRW Inc. Deferred Compensation Plan for Non-Employee Directors of TRW Inc. The Company shall have the right to substitute investment fund choices from time to time, without adversely affecting existing accruals in your account.

You hereby acknowledge that your account is deemed unfunded for tax purposes and is not governed by the Employee Retirement Income Security Act of 1974. Consequently, no assets shall be segregated and placed beyond the reach of the Company’s general creditors. Your right to receive future installments under the terms described herein and in Exhibit 1 hereto shall be an unsecured claim against the general assets of TRW. Accordingly, you will have the status of a general unsecured creditor of TRW, and the account created in connection with this agreement constitutes a mere promise by TRW to make distributions to you in the future.

Your right, or the right of your beneficiary, to receive distribution of your account pursuant to the terms of this agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors, or the creditors of your beneficiary, except by will or by the laws of descent and distribution.

All distributions of the account pursuant to the terms of a deferral election hereunder will be made in cash, denominated and payable in United States dollars, equal to the amounts deferred and any gains or losses on those amounts, based on the performance of the investment funds to which you allocated your deferred compensation. Your hypothetical investment earnings shall continue to accrue until your account is fully distributed.

Philip A. Odeen
March 18, 2002

If you agree with the terms of this letter agreement, please sign at the bottom of this letter and return one copy of this agreement to me. Please keep the additional copy for your records.

Sincerely,

TRW Inc.

By: /s/ Howard V. Knicely Howard V. Knicely

Accepted and agreed to this 18th day of March 2002

/s/ Philip A. Odeen Philip A. Odeen